GUARANTY

For valuable consideration, Valhi Holding Company (“VHC”) hereby unconditionally guarantees payment and performance of all obligations of Contran Corporation (“Contran”) to U.S. Bank National Association (“U.S. Bank”) under that certain Loan Agreement dated as of September 3, 1998 (as it has been modified and amended) executed by Contran in favor of U.S. Bank. That loan agreement, as previously or hereafter modified or amended, is referred to herein as the “Loan Agreement.” Capitalized terms used in this guaranty (this “Guaranty”) have the meanings assigned to those terms in the Loan Agreement, unless otherwise specified herein.

1.           Consideration. VHC acknowledges that U.S. Bank is willing to make Advances only on the condition that VHC executes this Guaranty and thereby promises and agrees to pay and perform the Obligations as a direct and primary obligation of VHC. VHC and Contran are part of an affiliated group of companies whose business operations are integrated and financial reporting is consolidated. VHC is fully informed as to the business operations and Financial affairs of Contran. VHC acknowledges that VHC has received and will receive benefit from the Advances.

2.           Waivers. VHC hereby waives:

2.1           Acceptance, presentment (including notice of dishonor), and demand;

2.2           Claims and defenses of subrogation, contribution, indemnity, exoneration, recourse, reimbursement, and substitution against Contran and its property;

2.3           Claims and defenses that would require U.S. Bank to (i) proceed first against Contran or the Pledged Securities before U.S. Bank can proceed against VHC, (ii) provide to VHC any information in the possession or control of U.S. Bank relating to the status of the relationship between Contran and U.S. Bank, the financial condition of Contran, the nature, status, location, or estimated value of the Pledged Securities or any action, inaction, or forbearance by U.S. Bank against Contran or the Pledged Securities;

2.4           Claims and defenses based on recoupment or any other disability or defense of Contran other than repayment of the Loan, including claims such as duress, lack of capacity, illegality, fraud, statute of limitations, accord and satisfaction, impairment of recourse, discharge of Contran through insolvency proceedings or otherwise, the manner, order, or timing of any foreclosure or disposition rights, election of remedies, or the forbearance by U.S. Bank of or with respect to any right or remedy that U.S. Bank may have against Contran or the Pledged Securities; and

2.5           Claims and defenses based on suretyship, including extension of due dates, material modifications, and impairment of rights of recourse.
3.           Consent. Without thereby limiting the generality of the foregoing waivers, VHC consents to forbearance, material modification, extension of due dates, compromise, and discharge of the debts and obligations hereby guaranteed, and to partial or full releases, impairment, and abandonment of any item or items of the Pledged Securities without prior notice to or consent of VHC and in such order and for such consideration as U.S. Bank may consider appropriate.

4.           Insolvency Proceedings. If Contran becomes the subject of any bankruptcy case, receivership case, or other insolvency case or proceeding, VHC authorizes U.S. Bank to make Advances and extend credit to such person as the debtor or debtor-in possession and repayment of such Advances will be covered by this Guaranty. This Guaranty specifically includes any amount that U.S. Bank may be required to repay on account of an avoided transfer or preference. Regardless of the payment or performance of the debts and the obligations hereby guaranteed, the liability of VHC to U.S. Bank will continue until 10 days after the expiration of the longest of any potentially applicable federal or state statute of limitations relating to preferences and fraudulent transfers.

5.           Subordination of Claims and Equity Interests. Effective upon an uncured Event of Default by Contran under the Loan Documents and continuing only for so long as such default continues to exist, VHC subordinates VHC’s claims against and equity interests in Contran (including the rights to payment, collection, or enforcement of any present or future debt or obligation of Contran to VHC) so as to provide, to the maximum extent practicable, that the debts and obligations of Contran to U.S. Bank will be paid and performed, before any debts or obligations of Contran to VHC are paid or performed, or any distribution is made on account of the equity securities of Contran that are owned or held by VHC. VHC agrees that any money that VHC might receive on account of such debts, obligations, equity securities, or contribution rights will be deemed to be held in trust by VHC for the benefit of U.S. Bank and will be delivered immediately to U.S. Bank upon receipt.

6.           Representations and Warranties. VHC represents and warrants to U.S. Bank that:

6.1           This Guaranty, and any accompanying Security Documents are enforceable against VHC in accordance with the terms hereof, subject to the effect of insolvency (including bankruptcy, reorganization, and receivership), moratorium, and other similar laws affecting the rights and remedies of creditors generally, general principles of equity, whether applied by a court of law or equity, and other generally applicable rules of law; and

6.2           Neither the execution of this Guaranty and any accompanying Security Documents nor performance by VHC of the obligations hereunder or thereunder (a) is prohibited by, or will result in a fine, penalty, or similar sanction under, any applicable law, regulation, or court or administrative order, (b) will violate VHC’s organizational documents, or (c) will breach, or constitute an event of default under, any agreement, instrument, mortgage, indenture, or other contract to which VHC is a party, or by which it or its property is bound.

7.           Organization Documents. VHC promptly will provide U.S. Bank with copies of its organizational documents and the resolutions authorizing this Guaranty and any accompanying Security Documents.

8.           Costs. The prevailing party in the trial or appeal of any civil action or insolvency proceeding to construe or enforce this Guaranty and/or to defend any claims, offsets, defenses, counterclaims, and third-party claims that are asserted under contract, tort, or other common law theories will be entitled to recover reasonable attorney fees in addition to costs and disbursements and such fees, costs, and disbursements will bear interest at the default rate specified in the Note from the date when reimbursement is requested in writing until the date that such reimbursement is made.

9.          Jury Trial Waiver. VHC WAIVES TRIAL BY JURY IN ANY CONTROVERSY (CLAIM, OFFSET, DEFENSE, COUNTERCLAIM, OR THIRD-PARTY CLAIM WHETHER ASSERTED IN TORT OR CONTRACT) ARISING OUT OF OR IN ANY WAY RELATED TO CONSTRUCTION, PERFORMANCE, AND/OR ENFORCEMENT OF THIS GUARANTY.

10.           Governing Law. This Guaranty is governed by the substantive provisions of Oregon law, without regard to principles of conflict of laws.

11.          Consent to Jurisdiction. VHC irrevocably submits to the jurisdiction of any state and federal court sitting in Portland, Oregon, in any action or proceeding relating to this Guaranty and waives any and all claims that such forum is inconvenient or that there is a more convenient forum located elsewhere.

12.          Miscellaneous.

12.1           VHC’s liability and obligations under this Guaranty for performance of the Obligations are primary and are joint and several with Contran. VHC may not assign its obligations hereunder.

12.2              This is an irrevocable, continuing guaranty and will remain in force until such time as all Obligations have been discharged in full.

12.3              This Guaranty will bind VHC, and its successors, and shall inure to the benefit of U.S. Bank, and its successors and assigns.

12.4              This Guaranty may be delivered by facsimile transmission. If VHC delivers this Guaranty by facsimile transmission, such delivery will constitute the promise of VHC to deliver the manually-signed version of this Guaranty to U.S. Bank as soon as reasonably possible.

12.5              Statutory Notice. UNDER OREGON LAW, MOST AGREEMENTS, PROMISES, AND COMMITMENTS MADE BY U.S. BANK CONCERNING LOANS AND OTHER CREDIT EXTENSIONS THAT ARE NOT FOR PERSONAL, FAMILY, OR HOUSEHOLD PURPOSES OR SECURED SOLELY BY THE BORROWER’S RESIDENCE, MUST BE IN WRITING, EXPRESS CONSIDERATION, AND BE SIGNED BY U.S. BANK TO BE ENFORCEABLE.

Dated as of October 28, 2005.

VALHI HOLDING COMPANY

By:      /s/ Eugene K. Anderson
Eugene K. Anderson
Vice President and Assistant Treasurer